UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 6, 2009 (November 2, 2009)

CRIMSON EXPLORATION INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-21644 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002

(Address of Principal Executive Offices)

(713) 236-7400

(Registrant’s telephone number, including area code)

_____________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information under Item 8.01 is incorporated herein by reference.

Item 8.01	Other Events.

On November 2, 2009, Crimson Exploration Inc. (the “Company”) issued a press release regarding the Company’s successful completion of its Kardell Gas Unit #1H well in San Augustine County, Texas, in which the Company owns a 52% working interest. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated November 2, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date: November 6, 2009	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated November 2, 2009

Exhibit 99.1

Crimson Exploration Announces First Successful Haynesville Shale Well

Houston, TX – (BUSINESS WIRE) – November 2, 2009 - Crimson Exploration Inc. (OTCBB:CXPO - News) today announced that its Kardell Gas Unit #1H well in San Augustine County, Texas, in which the Company owns a 52% working interest, was successfully completed in the Haynesville Shale formation.  The remaining 48% working interest is owned by the unit operator, Devon Energy (NYSE:DVN)

The Kardell #1Hwas drilled to a total measured depth of 18,350 feet with a total lateral length of approximately 4,500 feet and 12 stages of fracture treatment. The Kardell #1H experienced one of the highest reported 24-hour initial potential rates for a Haynesville Shale well (East Texas and North Louisiana) at 30.7 million cubic feet of natural gas per day on a 37/64 inch choke with 6,824 psi of flowing pressure. The well has been hooked up and is currently flowing to sales. On a net basis to Crimson, and at this rate, production from the Kardell well represents an approximate 31% increase over our average daily production of 38.2 million cubic feet of natural gas equivalents per day during the third quarter.

In addition to the Haynesville Shale formation, the well encountered a thick Mid-Bossier Shale interval with characteristics similar to known Haynesville and Mid-Bossier completions in East Texas and Louisiana. The Mid-Bossier represents significant additional potential to Crimson’s leasehold position in the southern portion of the East Texas Haynesville Play. The Kardell #1H also encountered hydrocarbon shows in the shallower Knowles Lime, Pettet, and James Lime formations, each of which are being evaluated for future drilling activity.

The Kardell #1H was drilled on the eastern edge of Crimson’s “Bruin” prospect where it controls approximately 3,000 acres. The Company is currently in the planning stages of several wells in the “Bruin” area that will further evaluate and exploit these multiple formations beginning in early 2010. Crimson has an additional 9,000 acres outside the “Bruin” area within Sabine and San Augustine counties and expects to commence the initial well on that acreage in early 2010.

Allan D. Keel, Crimson President and CEO, stated - “The Kardell #1H well is another transformational event for Crimson as it continues to build on its multi-pronged strategy of acquisition, exploitation and exploration. We are very pleased with the results from our first East Texas resource-play well and are excited about the multi-pay potential underlying our approximate 12,000 acres. Our early evaluation of the southern area showed similar potential in the Haynesville as that seen in the Haynesville “Core Area” in North Louisiana, yet it had the additional potential in the Mid Bossier. The Haynesville success experienced in the Kardell #1H and recent Haynesville activity from offset operators in this immediate area have proven this early concept. Crimson looks forward to an active year of drilling in this area in 2010, both operated and non-operated. Combining this longer life natural gas asset, with over 100 potential drilling locations in multiple formations in the Bruin prospect alone, with our set of low risk, high return Gulf Coast exploitation opportunities and South Texas exploration prospects, provides us with a balanced, high quality inventory of drilling opportunities that should provide significant growth opportunity for years to come.”

Crimson Exploration Inc. is a Houston, TX-based independent energy company engaged in onshore oil and gas exploration and production in South Texas, East Texas and the Upper Gulf Coast. For additional information, visit www.crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future capital expenditures and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes and the potential lack of capital resources. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year-ended December 31, 2008 for a further discussion of these risks.

Contact:	Crimson Exploration Inc., Houston, TX
E. Joseph Grady, 713-236-7400
Source:	Crimson Exploration Inc.